UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2017

Everspin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37900	26-2640654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1347 N. Alma School Road

Suite 220

Chandler, Arizona 85224

(Address of principal executive offices, including zip code)

(480) 347-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On May 4, 2017, Everspin Technologies, Inc. (the “Company”) entered into a Loan and Security Agreement with Silicon Valley Bank (the “Loan and Security Agreement”) that provides the Company with a $12 million (the “Loan Amount”) credit facility. The term loan provides for a period of interest-only payments through April 30, 2018, followed by fixed principal and interest payments based on either a 24-month amortization schedule or a 36-month amortization schedule if the Company meets certain sales milestones, and an additional payment of 6% of the Loan Amount when the loan is prepaid or repaid, whether at maturity or as a result of a prepayment or acceleration or otherwise. The interest rate will be a floating per annum rate equal to the prime rate (as published in the money rates section of The Wall Street Journal) minus 0.75%, with a minimum interest rate of 0%.

The Loan and Security Agreement provides that the credit facility is secured by substantially all of the Company’s assets, excluding intellectual property. The Loan and Security Agreement also has customary events of default, affirmative and negative covenants, including but not limited to limitations on the ability of the Company to incur additional indebtedness, grant liens on its assets, make dividends or distributions, make investments or dispose of its assets. In addition, the Loan and Security Agreement contains certain financial covenants requiring the Company to maintain at all times (i) a ratio of unrestricted cash and cash equivalents plus net accounts receivable to all outstanding obligations under the Loan and Security Agreement of not less than 1.10 to 1.00 and (ii) certain minimum revenue targets in connection with revenue received by the Company from (a) the sale of Company’s Sensor, Toggle, and Foundry products, (b) any licensing and royalty payments received from Company’s Non Spin-Torque products, and (c) any non-recurring engineering services revenue received by Company.

The foregoing description of the Loan and Security Agreement is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Loan and Security Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 hereby is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of May 4, 2017, by and between the Company and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everspin Technologies, Inc.

Dated: May 9, 2017

	By:	/s/ Phillip LoPresti
Phillip LoPresti
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of May 4, 2017, by and between the Company and Silicon Valley Bank.